SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12b-25

                                                Commission File Number 000-25463
                                                                       ---------


                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K and Form 10-KSB [ ] Form 11-K        [ ] Form 20-F
[ ] Form 10-Q and Form 10-QSB               [ ] Form N-SAR

         For Period Ended: June 30, 2002

[ ] Transition Report on Form 10-K         [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F         [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

         For the Transition Period Ended: ____________________________

         Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates _________________________
________________________________________________________________________________


                                     Part I
                             Registrant Information


Full Name of Registrant    Category 5 Technologies, Inc.
                       ---------------------------------

Former Name if applicable

         Network Investor Communications, Inc.
--------------------------------------------------------
Address of Principal Executive Office (Street and Number)

         4505 South Wasatch Boulevard, Suite 370
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City, state and zip code    Salt Lake City, Utah  84124
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                                     Part II
                             Rules 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X]      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated  without unreasonable effort or expense;

[X]      (b) The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c) The  accountant's  statement  or  other  exhibit  required  by Rule
             12b-25(c)  has been  attached  if applicable.

                                    Part III
                                    Narrative

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed.)

         The Company has been unable to acquire the necessary exhibits in electronic format to accompany the form 10K without unreasonable effort or expense.

                                     Part IV
                                Other Information

         (1) Name and telephone number of person to contact in regard to this notification

              Paul Anderson                           (801) 365-0455
              --------------                    ------------------------------
                  (Name)                          (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the

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registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

                                                           [X] Yes        [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [ ] Yes        [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          CATEGORY 5 TECHNOLOGIES, INC.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 30, 2002              By       /s/ Paul Anderson
     ---------------------             -----------------------------------------
                                       Paul Anderson, Chief Executive Officer

         Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


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